EXHIBIT 99.1
News Release

Contacts:
Media - Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors - Roger K. Newport, Sr. Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel Provides First Quarter 2015 Earnings Guidance

West Chester, OH, March 19, 2015 - AK Steel (NYSE: AKS) today provided guidance for its first quarter 2015 financial results. AK Steel said that it expects to report a net loss of $0.23 to $0.28 per diluted share of common stock for the first quarter of 2015. AK Steel said that the company’s results of operations for the first quarter of 2015 have been significantly and negatively impacted by lower than expected carbon steel spot market shipments and prices due to unexpectedly high levels of what AK Steel believes are unfairly traded imports.
For the first quarter of 2015, AK Steel expects shipments of approximately 1,730,000 tons, a decrease of approximately 14% from the fourth quarter of 2014. The company’s shipments of carbon and stainless steels to the automotive market are expected to remain strong due to market demand. However, excess global steelmaking capacity and continued challenging global economic conditions have resulted in a substantial increase in the level of steel imports into the United States. More recently, the strengthening United States dollar also has contributed to an increase in steel imports. Imports of flat rolled carbon steel products increased by nearly 60% in 2014, and have averaged more than one million tons per month in January and February of 2015. These conditions have negatively affected the company’s shipments to the carbon spot market in the first quarter of 2015, as well as the selling price of the company’s steel to that market.
AK Steel expects an average selling price of approximately $995 per ton for the first quarter of 2015, or about 1% higher than for the fourth quarter of 2014. The expected increase in average selling price is primarily attributable to a richer product mix (i.e., a higher percentage of value-added shipments in relation to total shipments for the quarter). Carbon steel spot market selling prices have declined throughout the first quarter of 2015 and continue to decline, which AK Steel believes is primarily the result of increased imports.
AK Steel expects to benefit in the first quarter of 2015 from lower raw material (principally carbon scrap and iron ore pellets) and energy costs, as well as stable and consistent operations. However, the collective benefit of these items is expected to be significantly out-weighed by the negative financial effects of the shipment volume and selling price declines described above.
The company said that it expects to record income tax expense of approximately $7.0 million, or $0.04 per diluted share, for the first quarter of 2015 using the discrete method of accounting for income taxes. The company’s income tax provision is primarily related to changes in the company’s LIFO reserve, which results in a tax valuation allowance adjustment related to the company’s deferred tax assets.

Forward-Looking Statements
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.
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The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including that Dearborn will not be integrated successfully into AK Steel following the consummation of the acquisition; and that cost savings, synergies, accretion to earnings, increased shipments and other anticipated benefits and opportunities from the acquisition may not be fully realized or may take longer to realize than expected. In addition, our results and financial condition and any benefits from the acquisition could be adversely affected by reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; increased global steel production and imports; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital and banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; ongoing challenges faced by Magnetation; inability to fully realize benefits of long-term cost savings initiatives; inability to hire or retain skilled labor and experienced manufacturing and mining managers; and information technology security threats and cybercrime; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.
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